COHU, INC.
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064
FAX (858) 848-8185
PHONE (858) 858-8100
www.cohu.com

Cohu Reports Third Quarter 2004 Operating Results

POWAY, Calif., October 21, 2004 — Cohu, Inc. (NASDAQ:COHU) today announced that net sales were $54.9 million for the third quarter ended September 30, 2004 compared to $34.5 million for the third quarter of 2003 and $47.3 million for the second quarter of 2004. Net income for the third quarter of 2004 was $5.2 million, or $0.24 per share compared to a net loss of $615,000 or $0.03 per share for the third quarter of 2003 and net income of $6.9 million or $0.32 per share for the second quarter of 2004. The gross margin for the third quarter of 2004 was negatively impacted by items totaling approximately $1.0 million, primarily for inventory reserves.

Net sales for the first nine months of 2004 were $138.1 million with net income of $14.2 million and net income per share of $0.65 compared to net sales of $97.7 million with net income of $2.1 million and net income per share of $0.10 for the first nine months of 2003. Included in the nine month 2003 results were a $7.9 million gain related to the sale of land and a $2.5 million investment writedown.

Orders for the third quarter of 2004 were $37.1 million compared to $59.9 million for the second quarter of 2004. Backlog was $54.6 million at September 30, 2004 compared to $72.4 million at June 30, 2004. Third quarter 2004 sales of semiconductor test handling equipment accounted for 86% of total sales. Sales of television cameras and related equipment were 9% of sales and metal detection and microwave communications equipment contributed 5% of sales.

James A. Donahue, President and Chief Executive Officer, stated, “Cohu’s Q3 sales and earnings were solid, but like most semiconductor equipment companies, we experienced a decline in orders during the quarter. Business conditions have weakened and customers are providing only limited visibility as to their future requirements. We have reduced manufacturing capacity to align with near-term demand and are carefully controlling discretionary costs. We plan to maintain spending near current levels on the development of new technologies and products that will strengthen our market position.”

Donahue concluded, “This is neither the first time, nor do we believe it will be the last time, that we’ve had to deal with a sharp change in demand from IC customers. With our experience in managing the business through these cycles, our strong balance sheet, and ongoing investments in proprietary technologies, new product development and global infrastructure, Cohu is well positioned to capitalize on improved business conditions.”

Cohu’s Board of Directors approved a quarterly cash dividend of $0.05 per share payable on January 7, 2005 to shareholders of record on December 3, 2004. Cohu has paid consecutive quarterly cash dividends since 1977.

Certain matters discussed in this release including statements concerning Cohu’s expectations of industry conditions and 2004 operations are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected or forecasted. Such risks and uncertainties include, but are not limited to, the concentration of our revenues in a limited number of customers; intense competition in the semiconductor test handler industry; inventory write-offs; failure to obtain customer acceptance and recognize revenue; the cyclical and unpredictable nature of capital expenditures by semiconductor manufacturers; Cohu’s ability to convert new products under development into production on a timely basis, support product development and meet customer delivery and acceptance requirements for next generation equipment; difficulties in integrating acquisitions and new technologies and other risks addressed in Cohu’s filings with the Securities and Exchange Commission including the most recently filed Form 10-K and Form 10-Q. Cohu assumes no obligation to update the information in this release.

Cohu is a leading supplier of test handling solutions used by the global semiconductor industry as well as a supplier of closed circuit television, metal detection and microwave communications equipment.

Cohu will be conducting their conference call on Thursday, October 21, 2004 at 2:00 p.m. Pacific Time. The call will be webcast at www.cohu.com. Replays of the call can be accessed at www.cohu.com.

Cohu, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net sales	$54,869	$34,512	$138,145	$97,675

Cost and expenses:
Cost of sales	34,503	23,986	81,945	65,791
Research and development	7,188	5,577	19,948	18,071
Selling, general and administrative	7,666	6,347	21,756	18,290

	49,357	35,910	123,649	102,152

Income (loss) from operations	5,512	(1,398)	14,496	(4,477)
Gain from sale of land	-	-	-	7,873
Investment impairment writedown	-	-	-	(2,500)
Interest income	390	683	1,346	1,825

Income (loss) before income taxes	5,902	(715)	15,842	2,721
Income tax provision (benefit)	700	(100)	1,600	600

Net income (loss)	$5,202	$(615)	$14,242	$2,121

Income (loss) per share:
Basic	$0.24	$(0.03)	$0.66	$0.10
Diluted	$0.24	$(0.03)	$0.65	$0.10

Weighted average shares used in computing income (loss) per share:
Basic	21,538	21,255	21,480	21,088
Diluted	21,912	21,255	21,988	21,619

Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	September 30,	December 31,
	2004	2003

Assets:

Current assets:
Cash and investments	$115,462	$107,620
Accounts receivable	41,884	25,578
Inventories	41,536	31,636
Deferred taxes and other	6,658	6,704

	205,540	171,538
Note receivable	-	8,978
Property, plant & equipment, net	29,976	30,683
Goodwill	8,340	8,340
Other assets	787	1,191

Total assets	$244,643	$220,730

Liabilities & Stockholders’ Equity:

Current liabilities:
Deferred profit	$11,130	$4,132
Other current liabilities	26,643	22,685

	37,773	26,817
Deferred taxes and other noncurrent liabilities	1,713	1,683
Stockholders’ equity	205,157	192,230

Total liabilities & equity	$244,643	$220,730

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com
Contact: John Allen — Investor Relations (858) 848-8106